As filed with the Securities and Exchange Commission on August 22, 2024

Registration No. 333-263711

Registration No 333-224049

Registration No 333-209486

Registration No 333-209485

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-263711

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-224049

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-209486

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-209485

UNDER

THE SECURITIES ACT OF 1933

ASENSUS SURGICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2962080
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 TW Alexander Drive, Suite 160 Durham, NC 27703 (919) 765-8400
(Address of principal executive offices and zip code)

Shameze Rampertab

Executive Vice President and Chief Financial Officer

1 TW Alexander Drive, Suite 160

Durham, NC 27703

(919) 765-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Mary J. Mullany, Esquire Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103 (215) 864-8631

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Asensus Surgical, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•

Form S-3, File No. 333-263711, filed on March 18, 2022 and declared effective on April 28, 2022, registering up to $150,000,000 in the aggregate of securities consisting of the Company’s common stock, preferred stock, warrants and units.

•	Form S-3/A, File No. 333-224049, filed on March 30, 2018 and declared effective on April 18, 2018, registering 2,531,195 shares of the Company’s common stock (not stock-split adjusted) for resale.
•	Form S-3/A, File No. 333-209486, filed on March 4, 2016 and declared effective on March 14, 2016, registering 15,543,413 shares of the Company’s common stock (not stock-split adjusted) for resale.
•

Form S-3/A, File No. 333-209485, filed on March 4, 2016 and declared effective on March 14, 2016 the same day, registering 42,759,127 shares of the Company’s common stock (not stock-split adjusted) for resale.

Pursuant to the Agreement and Plan of Merger, dated as of June 6, 2024 (the “Merger Agreement”), by and among the Company, KARL STORZ Endoscopy-America, Inc., a California corporation (“Parent”), and Karl Storz California Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina on the 22nd day of August 2024.

Asensus Surgical, Inc.

By:	/s/ Shameze Rampertab
Shameze Rampertab, Executive Vice President and Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement.